Exhibit 99.1

Simulations Plus
Integrating Science and Software

For Further Information:
Simulations Plus, Inc.
42505 10th Street West
Lancaster, CA 93534-7059
661.723.7723
www.simulations-plus.com

CONTACT:
Investor Relations
Ms. Renée Bouché
Simulations Plus, Inc.
661.723.7723
info@simulations-plus.com

For Immediate Release:
February 26, 2007

SIMULATIONS PLUS REPORTS RESULTS OF ANNUAL MEETING

Updated Guidance Provided for Fiscal Year 2007 Revenues

LANCASTER, CA, February 26, 2007 - Simulations Plus, Inc. (AMEX: SLP), a leading provider of ADMET absorption simulation and structure-to-property prediction software for pharmaceutical discovery and development, released the results of its annual shareholders’ meeting held on Friday, February 23, 2007.

At the shareholders’ meeting, all proposals were approved including reelection of existing directors, ratification of the selection of the company’s auditors, and the 2007 Stock Option Plan.

Walt Woltosz, chairman and chief executive officer of Simulations Plus, told shareholders: “We are revising our guidance regarding expected revenues for the fiscal year ending August 31, 2007. Last year we announced that we expected an increase in revenues of at least one million dollars. We have achieved that increase already before the end of the second quarter. We are now revising our revenue estimate to an estimated increase of at least two million dollars over fiscal year 2006, or approximately $7.85 million for the current fiscal year which ends August 31.”

At the shareholders’ meeting, Woltosz also announced that the results of the review of the Company’s application for a $100,000 Small Business Innovation Research grant from the National Institutes of Health were very favorable, but that the actual funding decision for this application is not expected until June. The Company expects to be submitting additional grant applications in the near future.

The Company will file a form 8-K today with the Securities and Exchange Commission that includes a copy of this press release and the presentation slides used in the company overview during the shareholders’ meeting.

About Simulations Plus, Inc.

Simulations Plus, Inc., is a premier developer of groundbreaking software for drug discovery and development, which is licensed to and used in the conduct of drug research by pharmaceutical, biotechnology, and drug delivery companies worldwide. The Company has two other businesses, Words+, Inc., and FutureLab™, which are based on its proprietary software technologies. Simulations Plus, Inc., is headquartered in Southern California. For more information, visit our Web site at www.simulations-plus.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995 - With the exception of historical information, the matters discussed in this press release are forward-looking statements that involve a number of risks and uncertainties. Our actual future results could differ significantly from those statements. Factors that could cause or contribute to such differences include, but are not limited to: failure to achieve the estimated increase in revenues as projected, our ability to maintain our competitive advantages, acceptance of new software and improved versions of our existing software by our customers, the general economics of the pharmaceutical industry, our ability to finance growth, our ability to continue to attract and retain highly qualified technical staff, and a sustainable market. Further information on our risk factors is contained in our quarterly and annual reports as filed with the Securities and Exchange Commission.

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